UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YTB International, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 6, 2008
Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of YTB International, Inc. to be held on June 16, 2008 at The Commons at Lewis & Clark Community College, 5800 Godfrey Road, Godfrey, Illinois 62033 at 10:00 A.M. (CDT).

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we will also report on the operations of your Company and our directors and officers will be present to respond to your questions.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD(S) AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. IF YOU HOLD BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, PLEASE COMPLETE AND MAIL BOTH ENCLOSED PROXY CARDS. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

It is always a pleasure for me and the other members of your Board of Directors to meet with our stockholders.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

J. Lloyd Tomer
Chairman of the Board of Directors

IMPORTANT

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. AS SUCH, PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD(S) AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IF YOU OWN YOUR SHARES THROUGH BANK OR BROKERAGE ACCOUNTS, YOU SHOULD BRING A WRITTEN STATEMENT FROM THE BANK OR BROKER VERIFYING THAT YOU ARE THE BENEFICIAL OWNER OF YOUR SHARES OR OTHER APPROPRIATE PROOF OF YOUR OWNERSHIP IF YOU WISH TO ATTEND THE MEETING. IF YOU LACK SUCH EVIDENCE, YOU WILL NOT BE ADMITTED TO THE MEETING.

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

NOTICE OF ANNUAL MEETING

To be held on June 16, 2008

To the Holders of Common Stock:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of YTB International, Inc. (“YTB” or the “Company”) will be held at 10:00 A.M. (CDT), at The Commons at Lewis & Clark Community College, 5800 Godfrey Road, Godfrey, Illinois 62033, for the following purposes:

(1)
To elect Andrew Wilder, Clay Winfield, and Harold L. Kestenbaum, Esq. as Class I directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2011 and until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of UHY LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2008;

(3)	To transact such other business as may properly come before the meeting or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on May 1, 2008 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Representation of at least a majority of all outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, considered as a single class, is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting. The Company will only admit to the Annual Meeting stockholders of record, persons who hold proof of beneficial ownership or who have been granted proxies, and any other person that the Company, in its sole discretion, may elect to admit. If you plan to attend the Annual Meeting, please check the appropriate box on your proxy cards.

By Order of the Board of Directors,

Andrew Cauthen
Secretary

Wood River, IL
May 6, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD(S). A PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU HOLD BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, PLEASE COMPLETE BOTH ENCLOSED PROXY CARDS. PLEASE ACT AT YOUR FIRST CONVENIENCE.

YTB INTERNATIONAL, INC.
1901 East Edwardsville Road
Wood River, IL 62095

PROXY STATEMENT

The enclosed proxy is being solicited by the Board of Directors of YTB International, Inc., a Delaware corporation (“YTB”, “us”, “we” or the “Company”) for use in connection with the Annual Meeting of Stockholders to be held on June 16, 2008 (the “Annual Meeting”). This proxy statement and enclosed proxy are first being sent to stockholders on or about May 13, 2008. The mailing address of the principal executive office of the Company is 1901 East Edwardsville Road, Wood River, Illinois, 62095. The cost of preparing, printing and mailing the notice of meeting, form of proxy, proxy statement and annual report will be borne by the Company. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in connection therewith.

Your vote is important. Shares represented by proxies will be voted in accordance with instructions on the proxy cards or, if no instructions are provided, such proxies will be voted in accordance with the recommendation of the Board of Directors “For” Proposals Numbered 1 through 2.  The proxies are also authorized to vote in their discretion on any other matter which may properly come before the Annual Meeting.

Any stockholder giving the enclosed proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the stockholder must file with our Secretary either a written revocation or a duly executed proxy bearing a later date. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

The record of stockholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on May 1, 2008. At that date we had outstanding 103,158,159 shares of our common stock, consisting of: (i) 56,285,587 shares of our Class A common stock ($0.001 par value) (“Class A Common Stock”), and (ii) 46,872,572 shares of our Class B common stock ($0.001 par value) (“Class B Common Stock”). (Please note that while the total number of outstanding shares of our common stock is known to us to be correct as of the record date, because of possible conversions of shares of Class B Common Stock to Class A Common Stock immediately prior to the record date, it is possible that the number of shares of these two classes of common stock has shifted relative to one another slightly from the date on which we filed this proxy statement with the Securities and Exchange Commission until the record date). The two classes of our common stock are identical in all respects except as to voting power, as shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, on all matters submitted to a vote of our stockholders (including all matters to be submitted for a vote of our stockholders at the Annual Meeting). Shares of Class B Common Stock automatically convert into Class A Common Stock on a one-for-one basis upon sale or other disposition (with the exception of transfers among related entities, transfers to trusts for the benefit of the transferring holder of the Class B Common Stock, bona fide pledges under financing arrangements and similar transfers).

Under Section 216 of the Delaware General Corporation Law and Section 2.8 of our Amended and Restated By-Laws (the “By-Laws”), a majority of the shares of the Class A Common Stock and Class B Common Stock, considered as a single class, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting.

If you hold shares of both Class A Common Stock and Class B Common Stock, you will need to complete, sign and mail both enclosed proxy cards (one with respect to each class of our common stock) in order to ensure that all of your shares are represented and voted at the Annual Meeting.

AVAILABLE INFORMATION AND SOURCES OF INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, and at the SEC’s Regional Offices at 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604 and 3 World Financial Center, Suite 400, New York, NY 10281. Copies of such material also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You are being furnished with a copy of our annual report on Form 10-KSB along with this proxy statement, in satisfaction of the informational requirements of the Exchange Act. It is not to be regarded as proxy-solicitation material.

Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitations of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND 5% OWNERS

The following table lists the number of shares of common stock (consisting of Class A Common Stock and Class B Common Stock), beneficially owned as of April 22, 2008, by (i) those known by us to own beneficially 5% or more of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. As of April 22, 2008, we had 103,158,159 total shares of common stock outstanding, consisting of 56,285,587 shares of Class A Common Stock and 46,872,572 shares of Class B Common Stock. These figures exclude 4,911,299 restricted shares of Class A Common Stock and 9,822,598 restricted shares of Class B Common Stock that are being held in escrow but have not yet vested and are therefore not treated as outstanding. Shares of both classes of our common stock vote together as a single class on all matters submitted to a vote of our stockholders and are otherwise generally entitled to identical rights. However, shares of Class A Common Stock are entitled to one-tenth vote per share, and shares of Class B Common Stock, one vote per share, for all matters voted upon. Therefore, in addition to the ownership interests and percentages set forth below with respect to Class A Common Stock and Class B Common Stock as separate classes, we have also provided cumulative voting power information when considering the voting of both such classes as a single class, after factoring in the relative voting power of the two classes. Except where indicated below, the address of each of the persons named below is 1901 East Edwardsville Road, Wood River, Illinois 62095.

	Class A Common Stock+			Class B Common Stock+			Voting Power of Total Common
Name and Address	Amount		%	Amount		%	Stock (%)

J. Lloyd Tomer, Chairman of the Board and Director	13,350,916	(1)	23.7%	23,907,344	(1)	50.8%	47.9%

J. Scott Tomer, Chief Executive Officer and Director	13,189,478	(2)	23.4%	23,547,944	(2)	50.1%	47.2%

J. Kim Sorensen, President and Director	13,124,075	(3)	23.3%	23,347,944	(3)	49.7%	46.8%

John D. Clagg, Chief Financial Officer and Treasurer	110,940	(4)	*	121,880	(4)	*	**

Andrew Cauthen, Chief Operating Officer and Secretary	135,000	(5)	*	500,000	(5)	1.1%	1.0%

	Class A Common Stock+			Class B Common Stock+			Voting Power of Total Common
Name and Address	Amount		%	Amount		%	Stock (%)

Harold L. Kestenbaum, Esq., (6) Director	30,454	(7)	*	60,908	(7)	*	**

Clay Winfield, Director	10,000	(8)	*	20,000	(8)	*	**

Andrew Wilder, Director	20,000	(9)	*	40,000	(9)	*	**

Timothy Kaiser, M.D., Director	10,000	(10)	*	20,000	(10)	*	**

Lou Brock, Director	30,000		*	60,000		*	**

John D. Simmons, Esq., Director	1,112,919	(11)	2.0%	2,225,838	(11)	4.7%	4.5%

Burt L. Saunders, Esq., Director	0		*	0		*	**

Paul A. Hemings, Director	0		*	0		*	**

All executive officers and directors as a group (13 persons)	15,837,134		28.0%	28,933,386		61.2%	57.6%

Michael Y. Brent (12) (former director and former President)	5,001,850	(13)	8.9%	8,060,302	(13)	17.2%	16.3%

+ In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”), the number of shares beneficially owned is deemed to include shares of our common stock as to which the beneficial owner has or shares either investment or voting power. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse, the persons and entities named in the table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As provided by Rule 13d-3, each such person’s percentage ownership is determined by assuming that the options or convertible securities that are held by such person, and which are exercisable within 60 days after April 22, 2008, have been exercised or converted, as the case may be. In addition, as required by Rule 13d-3, restricted shares that have been granted to a stockholder but have not yet vested and will not vest within 60 days of April 22, 2008 have been excluded from such stockholder’s beneficial ownership total and are not deemed outstanding for purposes of calculating each stockholder’s beneficial ownership percentage.

All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to us by such beneficial owners.

* Represents less than 1% of the issued and outstanding shares of such class.

** Represents less than 1% of the voting power of all common stock.

1 This ownership is based on the following shares that are beneficially owned: (i) 507,592 shares of Class A Common Stock and 1,048,108 shares of Class B Common Stock held by J. Lloyd Tomer individually; (ii) 100,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock held by Christine J. Tomer, J. Lloyd Tomer’s spouse; (iii) 50,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock held by Samantha C. Tomer, J. Lloyd Tomer’s dependent child; (iv) 50,000 shares of Class A Common Stock and 100,000 shares of Class B Common Stock held by J. Lloyd Tomer, Jr., J. Lloyd Tomer’s dependent child; (v) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River Enterprises, LP#1, an Illinois partnership (“Great River”) (J. Lloyd Tomer is the sole stockholder of a corporation that is the general partner of Great River); (vi) 5,604,873 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock over which J. Lloyd Tomer may be deemed to share beneficial ownership with J. Scott Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of an irrevocable proxy (the “Proxy”) with respect thereto, including 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007 and 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of warrants held by Michael Brent, Derek Brent and Darren Brent; (vii) 4,335,892 additional shares of Class A Common Stock and 8,671,784 additional shares of Class B Common Stock currently held by J. Scott Tomer (2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock) and J. Kim Sorensen (2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock) over which Great River may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement, dated as of December 8, 2004 (the “Stockholders’ Agreement”) by and among Michael Brent, Derek Brent, Great River, J. Scott Tomer and J. Kim Sorensen; and (viii) 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock, constituting the vested portion of a restricted stock award to J. Lloyd Tomer on January 2, 2007. J. Lloyd Tomer disclaims beneficial ownership of (x) the 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock held by J. Scott Tomer and the 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement, (y) the 5,604,873 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock subject to the Proxy, and (z) the 200,000 shares of Class A Common Stock and 400,000 shares of Class B Common Stock held by his spouse and dependent children.

2 This ownership is based on the following shares that are beneficially owned: (i) 650,348 shares of Class A Common Stock and 1,297,096 shares of Class B Common Stock held directly by J. Scott Tomer; (ii) 2,056,252 shares of Class A Common Stock and 4,112,504 shares of Class B Common Stock held by Life Is Good, LP (of which J. Scott Tomer and Lauri L. Tomer are equal partners); (iii) 5,604,873 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock over which J. Scott Tomer may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Kim Sorensen as a result of the grant, on November 22, 2006, by Michael Brent, Derek Brent and Darren Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007 and 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of warrants held by Michael Brent, Derek Brent and Darren Brent; (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock currently held by Great River and 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock currently held by J. Kim Sorensen over which J. Scott Tomer may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement; and (v) 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock, constituting the vested portion of a restricted stock award to J. Scott Tomer on January 2, 2007. J. Scott Tomer disclaims beneficial ownership of (x) the 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River and 2,175,446 shares of Class A Common Stock and 4,350,892 shares of Class B Common Stock held by J. Kim Sorensen that are subject to the Stockholders’ Agreement and (y) the 5,604,873 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock subject to the Proxy.

3 This ownership is based on the following shares that are beneficially owned: (i) 2,532,398 shares of Class A Common Stock and 4,992,002 shares of Class B Common Stock held by J. Kim Sorensen individually; (ii) 123,799 shares of Class A Common Stock and 247,598 shares of Class B Common Stock held jointly by J. Kim Sorensen and his spouse; (iii) 5,604,873 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock over which J. Kim Sorensen may be deemed to share beneficial ownership with J. Lloyd Tomer and J. Scott Tomer as a result of the grant, on November 22, 2006, by Michael Brent and Derek Brent to J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen of the Proxy with respect thereto, including 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007 and 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock, in the aggregate, issuable upon exercise of warrants held by Michael Brent, Derek Brent and Darren Brent; (iv) 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock currently held by Great River and 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock currently held by J. Scott Tomer over which J. Kim Sorensen may be deemed to share beneficial ownership as a result of the voting arrangements with respect thereto under the Stockholders’ Agreement; and (v) 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock, constituting the vested portion of a restricted stock award to J. Kim Sorensen on January 2, 2007. J. Kim Sorensen disclaims beneficial ownership of (x) the 2,702,559 shares of Class A Common Stock and 5,405,118 shares of Class B Common Stock held by Great River and 2,160,446 shares of Class A Common Stock and 4,320,892 shares of Class B Common Stock held by J. Scott Tomer that are subject to the Stockholders’ Agreement and (y) the 5,169,284 shares of Class A Common Stock and 8,382,334 shares of Class B Common Stock subject to the Proxy.

4 Includes 65,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

5 Includes 75,000 shares of Class A Common Stock and 150,000 shares of Class B Common Stock issuable upon the exercise of warrants (which are exercisable within 60 days hereof) and 60,000 shares of Class A Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

6 The address of Harold L. Kestenbaum, Esq. is 1425 Rexcorp Plaza, East Tower - 14th Floor, Uniondale, NY 11556.

7 Includes 10,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

8 Includes 10,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

9 Includes 20,000 shares of Class A Common Stock and 40,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

10 Includes 10,000 shares of Class A Common Stock and 20,000 shares of Class B Common Stock issuable upon the exercise of options (which are exercisable within 60 days hereof).

11 Includes 112,919 shares of Class A Common Stock and 225,838 shares of Class B Common Stock held jointly by Mr. Simmons, Esq. and his spouse, Jayne Simmons, 875,284 shares of Class A Common Stock and 1,750,568 shares of Class B Common Stock held by The River House Trust dated August 21, 2003, for which Mr. Simmons, Esq. and his spouse serve as the sole two trustees and for which Mr. Simmons, Esq. is the sole beneficiary, and 124,716 shares of Class A Common Stock and 249,432 shares of Class B Common Stock held by The JDS Exempt Trust, for which Mr. Simmons, Esq. is one of several beneficiaries. Mr. Simmons, Esq. disclaims beneficial ownership of the 124,716 shares of Class A Common Stock and 249,432 shares of Class B Common Stock held by The JDS Exempt Trust except to the extent of his pecuniary interest therein.

12 The address of Michael Y. Brent is 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

13 This ownership is based on the following shares that are beneficially owned: 5,001,850 shares of Class A Common Stock and 8,060,302 shares of Class B Common Stock held by Michael Y. Brent, all of which are subject to the Proxy granted by him to J. Scott Tomer, J. Lloyd Tomer and J. Kim Sorensen on November 22, 2006, including 344,354 shares of Class A Common Stock and 688,708 shares of Class B Common Stock constituting the vested portion of a restricted stock award to Michael Brent on January 2, 2007 and 37,500 shares of Class A Common Stock and 75,000 shares of Class B Common Stock issuable upon exercise of warrants held by Michael Y. Brent.

EQUITY COMPENSATION PLAN INFORMATION
(as of December 31, 2007)

The following table provides information about securities authorized for issuance under our equity compensation plans as of December 31, 2007:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	785,841 (2)	$0.46	52,913,734 (3)
Equity compensation plans not approved by security holders	--	--
Total	785,841 (2)	$0.46	52,913,734 (3)

(1)
Consists of the following equity compensation plans: YTB International, Inc. 2004 Stock Option and Restricted Stock Plan (the “2004 Stock Option Plan”); and the YTB International, Inc. 2007 Sales Director Bonus Plan (the “2007 Sales Director Bonus Plan”).

(2)
Consists of: 200,000 shares of Class A Common Stock and 400,000 shares of Class B Common Stock subject to outstanding stock options issued under the 2004 Stock Option Plan; and 211,266 shares of Class A Common Stock subject to outstanding stock options issued under the 2007 Sales Director Bonus Plan. Excludes (i) 13,125,000 shares of Class A Common Stock issuable or available for issuance under the 2004 Stock Option Plan and (ii) 39,788,734 shares of Class A Common Stock issuable or available for issuance under the 2007 Sales Director Bonus Plan, such shares being included in column (c) of the table. Effective January 1, 2008 and January 15, 2008, an additional 600,000 shares and 666,666 shares of Class A Common Stock, respectively, became subject to outstanding options that were granted as of such dates under the 2004 Stock Option Plan and 2007 Sales Director Bonus Plan, respectively.

(3)
Consists of: (i) 13,125,000 shares of Class A Common Stock available for issuance under the 2004 Stock Option Plan to our officers, directors, employees, consultants and advisors, and (ii) 39,788,734 shares of Class A Common Stock available for issuance under the 2007 Sales Director Bonus Plan to Sales Director-level independent marketing representatives who perform services for the Company or any of its subsidiaries. Effective January 1, 2008 and January 15, 2008, 600,000 and 666,666 of such available shares of Class A Common Stock under the 2004 Stock Option Plan and 2007 Sales Director Bonus Plan, respectively, became subject to grants of options under these plans and are therefore no longer available for future issuance.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of eleven members. Pursuant to Section 3.2 of our By-Laws, our Board of Directors is divided (as evenly as possible) into three classes, whose terms of office expire, and who are therefore subject to election, in annual succession. At the current time, one class of directors-- Class I-- consists of three (3) directors, while the two other classes-- Classes II and III-- consist of four (4) directors each.

Currently, Andrew Wilder, Clay Winfield and Harold Kestenbaum, Esq. are each serving a one year term as a Class I director until the Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified. J. Scott Tomer, Dr. Timothy Kaiser, John Simmons, Esq. and Paul A. Hemings are each serving a two year term (in the case of Mr. Hemings, the remainder of a two year term since his election to the Board of Directors after its size was expanded in April 2008) as a Class II director until the Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified. J. Lloyd Tomer, J. Kim Sorensen, Lou Brock and Burt L. Saunders, Esq. are each serving a three year term (in the case of Mr. Saunders, the remainder of a three-year term since his election to the Board of Directors in April 2008) as a Class III director until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualified.

Five of our eleven directors -- Mr. Simmons, Esq., Mr. Kestenbaum, Esq., Mr. Wilder, Mr. Saunders, Esq. and Mr. Hemings -- are not affiliated with us in any capacity (except by virtue of their directorship and beneficial stock ownership) and are therefore “independent.” In addition, while Mr. Brock is an independent Sales Director and thereby receives certain commissions that he has earned as an independent representative (as described in the “DIRECTOR COMPENSATION” table below), our Board of Directors nevertheless believes that he should also be considered “independent.”

Our Board of Directors has nominated Andrew Wilder, Clay Winfield and Harold Kestenbaum, Esq. to serve as Class I Directors for a three year term, to hold office until the Annual Meeting of Stockholders in 2011 and until their successors are duly elected and qualified. Each nominee has consented to be a nominee and to serve as a director if elected. Except as otherwise directed on the enclosed proxy cards, the persons named as proxies will vote for the election of the designated nominees, Messrs. Wilder, Winfield, and Kestenbaum, as our Class I directors. In the event that a nominee should become unavailable for election as a director, the persons named as proxies will vote for any substitute nominees that the Board of Directors may select.

Set forth below is biographical information for (i) our current Class I directors who have been nominated for election to our Board of Directors at the Annual Meeting and (ii) our Class II and Class III directors whose terms of office do not expire as of, and who will continue to serve after, the Annual Meeting.

Biographical information concerning our current executive officers who are not also directors is set forth below under the caption “EXECUTIVE OFFICERS OF THE COMPANY”.

Name	Age	Position

Class I Directors
Clay Winfield	53	Director
Harold L. Kestenbaum, Esq.	58	Director
Andrew Wilder	56	Director

Class II Directors
J. Scott Tomer	50	Chief Executive Officer and Director
Timothy Kaiser, M.D.	50	Director
John Simmons, Esq.	40	Director
Paul A. Hemings	45	Director

Class III Directors
J. Lloyd Tomer	74	Chairman of the Board of Directors
J. Kim Sorensen	57	President and Director
Lou Brock	68	Director
Burt L. Saunders, Esq.	59	Director

Executive Officers
who are not Directors
John D. Clagg	50	Chief Financial Officer and Treasurer
Andrew Cauthen	64	Chief Operating Officer and Secretary

NOMINEES TO SERVE A THREE YEAR TERM AS CLASS I DIRECTORS UNTIL THE 2011 ANNUAL MEETING OF STOCKHOLDERS:

Andrew Wilder	Director Since November 2005
Currently Serving until 2008 Annual Meeting of Stockholders

Andrew Wilder, Director, is a licensed CPA and shareholder with the firm of Israeloff, Trattner & Co., CPAs P.C. in Garden City, New York. Mr. Wilder graduated from Monmouth University in 1972 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also has served on various committees of the New York State Society of Certified Public Accountants, including the Accounting and Auditing and the SEC committees, and is also a former adjunct lecturer at Queens College. Mr. Wilder also serves on the Board of Directors of Napco Security Systems, Inc. (IUS: NSSC), since 1995 and has been Chairman of its Audit Committee since 2001. Mr. Wilder has served as Chairman of the Audit Committee of our Board of Directors since November 2005.

Clay Winfield	Director Since November 2005
Currently Serving until 2008 Annual Meeting of Stockholders

Clay Winfield, Director, is a principal in numerous business ventures, primarily in the real estate development and management arenas, in both the St. Louis, Missouri and Naples, Florida markets. Mr. Winfield was an early builder and developer of premier communities in the Naples, Florida market and continues to develop communities there. Mr. Winfield also is a principal in Meridian Bank and Meridian Land Company, Inc., which has holdings in the St. Louis and Naples area.

Harold L. Kestenbaum, Esq.	Director Since December 1991
Currently Serving until 2008 Annual Meeting of Stockholders

Harold Kestenbaum, Esq., Director, graduated from the University of Richmond School of Law in 1975, and is franchise counsel for REZconnect Technologies, Inc., our wholly-owned subsidiary. Mr. Kestenbaum, Esq. is engaged primarily in the independent practice of law, specializing in franchise and distribution law, representing franchisors only, both start-up and established, from his Uniondale, New York offices. He is, among other professional roles, a founding member of the New York State Bar Association’s Franchising, Distribution and Licensing Law Section. Mr. Kestenbaum, Esq. also serves as a member of the Audit Committee of our Board of Directors.

CLASS II DIRECTORS SERVING UNTIL THE 2009 ANNUAL MEETING OF STOCKHOLDERS:

J. Scott Tomer	Director Since December 2004
Currently Serving until 2009 Annual Meeting of Stockholders

J. Scott Tomer, Director and Chief Executive Officer, son of J. Lloyd Tomer, was employed at A. L. Williams (now known as Primerica (as defined below)) from 1981-1993 where he attained the level of National Sales Director. In that position, he had the responsibility of field support and training the sales force, where he trained over 2,000 sales personnel. He left Primerica in 1993 to become a Certified Financial Planner, developing a specialty in real estate investing prior to co-founding YourTravelBiz.com, Inc. in 2001.

Timothy Kaiser, M.D.	Director Since November 2005
Currently Serving until 2009 Annual Meeting of Stockholders

Timothy Kaiser, M.D., Director, graduated with highest honors from the University of Oklahoma and magna cum laude from Harvard Medical School. Dr. Kaiser is Chairman of the Board of Meridian Bank, an Illinois commercial bank, and is involved in several business interests as a principal, primarily involving real estate holding, sales, and development companies in the St. Louis, Missouri and Naples, Florida areas. Dr. Kaiser also serves as a member of the Audit Committee of our Board of Directors.

John Simmons, Esq.	Director Since December 2006
Currently Serving until 2009 Annual Meeting of Stockholders

Mr. John Simmons, Esq., Director, is an accomplished lawyer and businessman. After graduating law school and working as a lawyer in Atlanta, Georgia for two years, he returned to Illinois to establish his own firm now known as SimmonsCooper LLC. In 2005, Mr. Simmons, Esq. organized a company that would unite his various interests under one umbrella, Hedgewood International, LLC. These companies include: Alton Steel; the Savannah Sand Gnats, a Class A minor league baseball team affiliated with the New York Mets; an independent recording label, Montage Music Group; a trucking parts supply business, Trans Supply, Inc.; a distributor of basketball training devices, Perfect Jumper; a sports and entertainment representation agency, Axcess Sports and Entertainment; two car dealerships and a leasing company, Subaru of Dallas, Subaru of Plano and Park Lease, Inc.; and other smaller interests. Mr. Simmons, Esq. serves as Chairman of the Investment Committee of our Board of Directors. He is a member of the American Trial Lawyers Association, Illinois Trial Lawyers Association, and the state bar associations of Illinois, Georgia, and Florida.

Paul A. Hemings	Director Since May 2008
Currently Serving until 2009 Annual Meeting of Stockholders

Paul A. Hemings, Director, was elected to our Board of Directors in May 2008, following its expansion in April 2008. He brings to YTB a wealth of sales and marketing experience. In addition to serving on our Board of Directors, Mr. Hemings is a Group Director of Sales for Energizer Holdings, Inc., where he leads the sales strategy development and is responsible for $200 million in annual sales. Prior to his appointment as Group Director, Mr. Hemings served as Energizer’s Director of Business Development, leading the annual business planning process. Before beginning his tenure at Energizer, Mr. Hemings held several sales and sales management positions at Procter & Gamble. He holds a B.S. from Bucknell University, which he received in 1985.

CLASS III DIRECTORS SERVING UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS:

J. Lloyd Tomer	Director Since December 2004
Currently Serving until 2010 Annual Meeting of Stockholders

J. Lloyd Tomer, Chairman of the Board of Directors, has been a Director of YTB since December 2004. He is the father of our Chief Executive Officer, J. Scott Tomer, and is a seasoned veteran of direct sales and marketing. After spending thirteen years in the ministry, he became an agent of the A. L. Williams Company (now known as Primerica Financial Services (“Primerica”) in January 1981. He achieved the level of Senior National Sales Director in 1985 and maintained that position through 2001. While at A. L. Williams he built a successful sales organization numbering in the thousands, whose combined life insurance sales was measured in the billions, with assets under management of $750 million. He sold his agency in Primerica in January 2002. Thereafter, Mr. Lloyd J. Tomer devoted his marketing expertise to YourTravelBiz.com, Inc. He attended Anderson College in Anderson, Indiana.

J. Kim Sorensen	Director Since December 2004
Currently Serving until 2010 Annual Meeting of Stockholders

J. Kim Sorensen, a Director and our President, brings to YTB International, Inc. an extensive and successful business history. He has owned and managed several businesses throughout his career. He joined A. L. Williams in 1981 and earned the Sr. Vice President position in 1985. In 1990, Mr. Sorensen partnered with J. Lloyd Tomer to provide technical and management support for their growing sales organization. In 2001, he was a co-founder of YourTravelBiz.com, Inc., and his expertise in computer technology has led to the development and management of many of our systems.

Lou Brock	Director Since December 2006
Currently Serving until 2010 Annual Meeting of Stockholders

Lou Brock, Director, is one of Major League Baseball’s all-time hits and stolen base leaders. He was inducted into Major League Baseball’s Hall of Fame in 1985 and was named one of the Top 100 Players of the 20th Century. Following his 19-year career in Major League Baseball, Lou Brock serves on the board of several universities and many local and national youth organizations, including Education Is Freedom Foundation, Variety Club for Children, Wyman Youth Camp, Old Newsboys Day Children’s Charities, ECHO Children’s Home, Missouri Valley College and the Lou Brock Scholarship Foundation. He also serves on the board of Premier Bank. Mr. Brock holds honorary Doctorate degrees from Washington University, St. Louis, MO; Southern University, Baton Rouge, LA; and Missouri Valley College, Marshall, MO. Mr. Brock serves as Chairman of the Compensation Committee of our Board of Directors.

Burt L. Saunders, Esq.	Director Since April 2008
Currently Serving until 2010 Annual Meeting of Stockholders

Burt L. Saunders, Esq., Director, was elected to our Board of Directors upon its expansion in April 2008. He brings to YTB a wealth of experience in the public and professional spheres. Mr. Saunders has been a Florida State Senator for District 37 from November 1998 to the present time, representing Collier and Lee counties. In addition, he has served an “of counsel” capacity for two law firms, currently for Gray Robinson, P.A., a Florida-based firm, since August 2004, and previously for Woodward, Pires & Lombardo, P.A., another Florida-based firm, practicing in the areas of land use, government and health care law. Mr. Saunders received his B.A. from the University of South Florida in 1972, his J.D. from the College of William and Mary in 1975 and his L.L.M. in Ocean/Coastal Law from the University of Miami in 1978.

Requisite Vote

The election of the nominees for director requires the affirmative vote of the holders of a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ANDREW WILDER, CLAY WINFIELD AND HAROLD KESTENBAUM, ESQ. AS OUR CLASS I DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our officers, directors and beneficial owners of more than ten percent of any class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and each exchange on which its securities are traded. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us, we believe that during the fiscal year ended December 31, 2007, all of our officers, directors, and beneficial owners of greater than ten percent of our equity securities complied with all applicable Section 16(a) reporting requirements.

CORPORATE GOVERNANCE

Board of Directors and Committees

Meetings and Attendance

During the fiscal year ended December 31, 2007, there were seven (7) special meetings and one (1) regular meeting of our Board of Directors. All of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they serve. In addition, while our Board of Directors has no formal policy in effect with respect to attendance at annual meetings of stockholders, all of our directors attended our annual meeting of stockholders in 2007.

Our Board of Directors has established various committees to assist it in discharging its duties. The three standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Investment Committee.

Audit Committee

Our Audit Committee’s function is to evaluate the adequacy of our internal accounting controls, review the scope of the audit by the independent auditors and related matters pertaining to the examination of the financial statements, review the year-end and the quarterly financial statements, review the nature and extent of any non-audit services provided by our independent auditors and make recommendations to our Board of Directors with respect to the foregoing matters as well as with respect to the appointment of our independent auditors. The Audit Committee had five (5) meetings in the fiscal year ended December 31, 2007. The Audit Committee is responsible for overseeing our compliance with the Sarbanes Oxley Act of 2002 and all rules promulgated thereunder by the SEC. Our Board of Directors has determined that two out of the three members of the Audit Committee-- Messrs. Wilder and Kestenbaum-- are independent, as independence is defined by Rules 121B and 803 of the Company Guide of the American Stock Exchange LLC (the “AMEX”), as applicable and as may be modified or supplemented. While we are not listed on the AMEX, our Board of Directors believes that this standard is a useful one in assisting it in making its determination of director independence. It should be noted that if we were subject to Rule 10A-3 of the Exchange Act (“Rule 10A-3”) with respect to audit committee member independence, Mr. Kestenbaum would not currently meet the independence test under such rule, due to his receipt of a de minimus amount of advisory fees for legal services rendered to our REZconnect Technologies, Inc. subsidiary in 2007. However, because our securities are not listed currently on a national securities exchange, we are not currently subject to Rule 10A-3. The third member of our Audit Committee--Dr. Kaiser-- is not “independent” for purposes of the AMEX Company Guide standard that we have adopted, although he does meet the independence test under Rule 10A-3. The Audit Committee is governed by a written charter that was adopted by our Board of Directors on October 27, 2006. A copy of such charter was included as Appendix C to our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed with the SEC on April 24, 2007. The Audit Committee is responsible for approving the engagement of, and has engaged, UHY LLP to perform audit services for us and our subsidiaries. Members of the Audit Committee, none of whom are employees of the Company or its affiliates, are:

Andrew Wilder, Chairman
Timothy Kaiser, M.D.
Harold Kestenbaum, Esq.

Audit Committee Financial Expert

The Board of Directors has determined that Andrew Wilder qualifies as an “audit committee financial expert” within the meaning of Rule 407(d)(5)(ii) of Regulation S-B.

Compensation Committee

The Compensation Committee was formed in February 2007. It consists solely of non-employee directors. The Compensation Committee held two (2) meetings in the fiscal year ended December 31, 2007. The Compensation Committee administers our equity incentive plans, including our 2004 Stock Option Plan and our 2007 Sales Director Bonus Plan. The Compensation Committee is generally empowered to review the performance and development of our management in achieving corporate goals and objectives and to ensure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Committee oversees, reviews and administers all compensation, equity and employee benefit plans and programs, and deliberated and approved the terms of the new employment agreements that we entered into with our senior executives, effective as of January 1, 2008. The Compensation Committee is further empowered to oversee and implement our compensation policy with respect to the non-employee members of our Board of Directors. In furtherance of this role, the Compensation Committee, working with an independent compensation consulting firm, adopted and approved the compensation arrangements of our non-employee directors. These arrangements reflect the recommendations of the independent consulting firm, are contained in our new non-employee director compensation policy, and are effective as of April 25, 2008. The Compensation Committee is governed by a written charter that was adopted by our Board of Directors in February 2007. A copy of such charter was included as Appendix D to our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Meeting of Stockholders, filed with the SEC on April 24, 2007. Members of the Compensation Committee, none of whom are employees of the Company or its affiliates, are:

Lou Brock, Chairman
Andrew Wilder
Clay Winfield

Board Nomination Process

We do not currently have a standing nominating committee. Given our size and resources, along with the difficulties inherent in managing multiple committees of our Board of Directors, and because most nominees for our Board of Directors have been chosen in recent years pursuant to the terms of a stockholders’ agreement among several of our largest stockholders (the “Stockholders’ Agreement”), our Board of Directors has determined that the establishment of such a separate committee is not necessary at the current time. In addition, because most nominees for our Board of Directors in recent years have been chosen pursuant to the terms of the Stockholders’ Agreement, we have not established any specific policy with regard to the consideration of director candidates recommended by our security holders. However, despite the absence of any such formal policy, our Board of Directors will consider candidates who are recommended by our stockholders.

Stockholders may recommend individuals for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to YTB International, Inc., c/o Andrew Cauthen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095. If our Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next Annual Meeting of Stockholders.

Communicating with Our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to YTB International, Inc. Board of Directors, c/o Andrew Cauthen, Corporate Secretary, 1901 East Edwardsville Road, Wood River, IL 62095.

Communications are forwarded to all directors if they relate to important substantive matters. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Code of Ethics

We adopted a new Code of Ethics (the “Code”) effective as of April 17, 2008 (annexed as Exhibit 14.1 to our Current Report on Form 8-K filed on April 18, 2008 with the SEC), which replaced our then-existing Code of Ethics that had been adopted on July 10, 2003. The Code applies to all of the executive officers (as well as all management personnel) of the Company and our subsidiaries. All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. Other, more detailed, policies and procedures that our directors, officers and employees are expected to comply with are set forth in separate documents (such as our Policy Statement Regarding Insider Trading) and are not part of the Code. A copy of the Code will be provided free of charge, upon written request to the following address: YTB International, Inc., 1901 East Edwardsville Road, Wood River, IL 62095, Attention: Andrew Cauthen.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

The Audit Committee has:

-	Reviewed and discussed the audited financial statements with management.

-	Discussed with the independent auditors the matters required to be discussed by SAS 61, as it may be modified or supplemented.

-
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors the auditors’ independence.

-
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission.

Respectfully submitted by the
members of the Audit Committee:

Andrew Wilder, Chairman
Timothy Kaiser, M.D.
Harold L. Kestenbaum, Esq.

EXECUTIVE OFFICERS OF THE COMPANY

Our current Executive Officers are J. Lloyd Tomer, J. Scott Tomer, J. Kim Sorensen, John D. Clagg and Andrew Cauthen. The biographies of Messrs. J. Lloyd Tomer, J. Scott Tomer and Sorensen are set forth above under PROPOSAL 1: “ELECTION OF DIRECTORS.” The biographies of Messrs. Clagg and Cauthen are set forth immediately below.

John D. Clagg	Chief Financial Officer and Treasurer

John D. Clagg, Chief Financial Officer, has 25 years of extensive experience at the corporate level in financial and strategic planning, merger/acquisition transactions, financial and treasury management and budgeting and financial forecasting. He graduated with a Bachelor of Science Degree from Southern Illinois University-Edwardsville and began his professional career in 1983 at Arthur Andersen & Co. in St. Louis. He joined the Sisters of Mercy Health System and rose to the position of Corporate Controller. From 1998 to 2001 he served as Director of Operational and Financial Support at the national office for Ascension Health in St. Louis. From 2001 to 2003 he served as Chief Financial Officer for a large assisted living and retirement center in St. Louis County.

Andrew Cauthen	Chief Operating Officer and Secretary

Mr. Cauthen joined YTB in November 2004 as Chief Operating Officer of YourTravleBiz.com, Inc., our wholly owned subsidiary, and was later appointed President and Chief Executive Officer of YourTravelBiz.com, Inc. He was subsequently appointed Secretary of the YTB parent company and, most recently, in January 2008, was appointed our Chief Operating Officer. Mr. Cauthen’s background lies in executive management, corporate operations, administration, marketing and sales. He has served as president and CEO of two major ($1 billion plus asset-based) companies, and has had P&L responsibility for a $200 million budget and 2,000 employees.

EXECUTIVE COMPENSATION

The following table sets forth information as to compensation paid or accrued by us and our subsidiaries for the fiscal years ended December 31, 2006 and 2007 to each of our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Scott Tomer, Chief	2007	134,833	102,058	1,067,497	(1)	-		-	-	924,369(2)	2,228,757
Executive Officer	2006	127,061	6,000	-		-		-	-	397,759(3)	530,820

J. Kim	2007	134,833	102,058	1,067,497	(1)	-		-	-	923,188(4)	2,227,576
Sorensen, President	2006	127,061	6,000	-		-		-	-	397,759(5)	530,820

J. Lloyd Tomer,	2007	117,453	7,000	1,067,497	(1)	-		-	-	2,362,445(6)	3,554,395
Chairman of Board	2006	54,462	-	-		-		-	-	547,972(7)	602,434

Andrew Cauthen, Chief	2007	239,029	7,000	-		-		-	-	243,156(8)	489,185
Operating Officer & Secretary	2006	195,969	5,000	-		-		-	-	25,478(9)	226,447

John D. Clagg, Chief Financial	2007	179,053	7,000	-		-		-	-	111,726(10)	297,779
Officer & Treasurer	2006	122,361	6,000	-		15,010	(11)	-	-	39,541(12)	182,649

(1)
As a Sales Director level Rep (a “Rep”), he received an award of 2,099,994 shares of restricted stock in January 2007 (such share amount gives effect to the reclassification and stock split (the "Reclassification") involving our common stock effective as of July 31, 2007). Includes the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007 in accordance with FAS 123(R).

(2)	Includes $678,636 in commissions; $12,000 in vehicle allowance; $13,845 for 401K contribution; $210,000 for the exercise of stock options and $9,888 in insurance premiums.

(3)	Includes $371,271 in commissions; $12,000 in vehicle allowance; $13,056 for 401K contribution and $1,432 in insurance premiums.

(4)	Includes $677,455 in commissions; $12,000 in vehicle allowance; $13,845 for 401K contribution; $210,000 for the exercise of stock options and $9,888 in insurance premiums.

(5)	Includes $371,271 in commissions; $12,000 in vehicle allowance; $13,056 for 401K contribution and $1,432 in insurance premiums.

(6)	Includes $2,129,880 in commissions; $11,201 for 401K contribution; $210,000 for the exercise of stock options and $11,364 in insurance premiums.

(7)	Includes $425,699 in commissions; $120,000 in consulting; $1,634 for 401K contribution and $639 in insurance premiums.

(8)	Includes $20,298 for 401K contribution; $210,000 for the exercise of stock options and $12,858 in insurance premiums.

(9)	Includes $18,087 for 401K contribution; $5,385 in consulting fees and $2,006 in insurance premiums.

(10)	Includes $61,267 in consulting fees; $20,841 for 401K contribution; $17,150 for the exercise of stock options and $12,468 in insurance premiums.

(11)
Grant date fair value of 75,000 options (after giving effect to the Reclassification) as determined per FAS 123(R), granted on April 24, 2006 with an exercise price of $0.40 per share (after giving effect to the Reclassification).

(12)	Includes $26,372 in consulting fees; $11,553 for 401K contribution and $1,616 in insurance premiums.

Base Salary

For further information concerning the current salaries of our executive officers, please see the description of the employment agreements entered into by us with members of our senior management, described below in “Employment Contracts and Other Arrangements with Executive Officers.”

Bonus

Under our employment agreements with several of our executives, as in effect from the 2005 fiscal year through the conclusion of fiscal 2007, such executives were entitled to a bonus based on the level of our net pre-tax income for fiscal 2007. Because we achieved $3,422,095 in net pre-tax income in fiscal 2007, post-bonus, we accrued $380,233 in bonus awards for such executives, representing 2.5% of our net pre-tax income for such year, and have paid out such awards in fiscal 2008. In addition, we paid a Company-wide holiday bonus for all employees in fiscal 2007, which was calculated based upon length of service. The achievement-based bonus levels for our executive officers are described below in “Employment Contracts and Other Arrangements with Executive Officers.” It is the role of our Compensation Committee to set the bonus levels that are reflected in the terms of the employment agreements that we enter into with our executives. Such bonus levels are based upon our achievement of non-GAAP pre-tax income performance goals.

Employment Contracts and Other Arrangements with Executive Officers

We have entered into long-term employment agreements, effective January 1, 2008, with each of Mr. J. Scott Tomer (Chief Executive Officer), Mr. J. Kim Sorensen (President), Mr. J. Lloyd Tomer (Chairman of the Board), Mr. John D. Clagg (Chief Financial Officer and Treasurer) and Mr. Andrew Cauthen (Chief Operating Officer and Secretary). All employment agreements expire December 31, 2012 and subject each officer to confidentiality requirements, as well as anti-raiding and non-competition restrictions for an additional two (2) years following termination of employment. The current employment agreements for Messrs. J. Scott Tomer and J. Kim Sorensen supersede the previous employment agreements for each such individual that were effective January 1, 2005 and had been scheduled to terminate on December 31, 2009, while Mr. Clagg’s current employment agreement supersedes his prior employment agreement that had been effective as of December 1, 2005. Mr. J. Lloyd Tomer had never been party to an employment agreement with us prior to his current agreement.

Employment Agreements with J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer

Under their employment agreements with us, each of Messrs. J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer will serve in their positions for five-year terms, earning starting annual base salaries (in fiscal 2008) of $325,000, which shall increase in increments of $25,000 for each successive year under the agreements. (Under their prior employment agreements with us, which were effective through December 31, 2007, each of Messrs. J. Kim Sorensen and J. Scott Tomer had received a base annual salary of $134,832 (effective as of January 1, 2007), which had been scheduled to increase annually in 6% increments). Each current employment agreement automatically renews for additional one year terms at the then-current base salary upon the expiration of the initial term or any successor term if either party does not provide notice of non-renewal at least 90 days prior to such expiration. Each of Messrs. J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer are eligible for a cash bonus equal to a percentage of our net pre-tax income for each year in which such income surpasses certain thresholds, in the following percentages: (i) 2.0%, if our net pre-tax income is at least $500,000, but less than $1,500,000; (ii) 2.25%, if our net pre-tax income is at least $1,500,000 but less than $3,000,000; and (iii) 2.5%, if our net pre-tax income is at least $3,000,000. Equivalent bonus provisions were contained in our prior employment agreements with each of Messrs. J. Scott Tomer and J. Kim Sorensen that were effective through the 2007 fiscal year, leading to the bonus awards for 2007 that are described above under the heading “Bonus.”

Beyond providing for compensation payable to each of Messrs. J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer, the currently effective employment agreements acknowledge their existing ownership of overrides on Referring Travel Agent (“RTA”) sales and monthly fees as follows: (i) each of J. Scott Tomer and J. Kim Sorensen owns an override on the RTA sales and monthly fees generated by Representative position #2 of our YourTravelBiz.com subsidiary’s sales organization equal to 50% of the monthly commissions and overrides earned by said position #2, paid on a monthly basis; and (ii) J. Lloyd Tomer owns an override on the RTA sales and monthly fees generated by Representative position #1 of our YourTravelBiz.com subsidiary’s sales organization equal to 100% of the monthly commissions and overrides earned by said position #1, paid on a monthly basis.

Each of Messrs. J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer is subject to non-competition and non-solicitation restrictions for the entire duration of his employment agreement and for a period of two years thereafter. In the event of the termination, by us, of the employment of any of each of Messrs. J. Scott Tomer, J. Kim Sorensen, and J. Lloyd Tomer without cause, such individual will be paid his base salary for the remaining term of his employment agreement, in accordance with our customary payroll practices, as if such employment had not been terminated.

In addition to receiving a car allowance and health and medical insurance provided by us, Messrs. J. Scott Tomer, J. Kim Sorensen and J. Lloyd Tomer receive term life insurance coverage in customary amounts, payable to beneficiaries designated by each.

Employment Agreements with John D. Clagg and Andrew Cauthen

Under their employment agreements with us, each of Messrs. John D. Clagg and Andrew Cauthen will serve in their positions for five-year terms at a starting annual base salary (in fiscal 2008) of $300,000, which shall increase in increments of $25,000 for each successive year under the agreement. (Under his prior employment agreement with us, effective from December 1, 2005 through December 31, 2007, Mr. Clagg had received a starting base salary of $180,000 that had increased annually in $30,000 increments). The current agreements automatically renew for additional one year terms at the then-current base salary upon the expiration of the initial term or any successor term if either party does not provide notice of non-renewal at least 90 days prior to such expiration.

Beyond base salary, each of Messrs. Clagg and Cauthen were awarded on January 1, 2008 an incentive stock option to purchase 300,000 shares of our Class A Common Stock, which vests in five equal installments of 60,000 shares each (on the grant date and the first four anniversaries thereof). Each such officer is eligible for a bonus equal to two percent (2%) of our net pre-tax income for each year in which our net pre-tax income equals or exceeds $4,000,000, subject to the determination of the Compensation Committee of our Board of Directors. Such bonus shall be payable in the form of a restricted stock award under our 2004 Stock Option Plan.

Each of Messrs. Clagg and Cauthen is subject to non-competition and non-solicitation restrictions for the entire duration of his employment agreement and for a period of two years thereafter. In the event of termination, by us, of the employment of either of Messrs. Clagg or Cauthen without cause, such individual is to be paid his base salary for the remaining term of his employment agreement, in accordance with the Company’s customary payroll practices, as if such employment had not been terminated.

Each of Messrs. Clagg and Cauthen also receives health, life, and medical insurance from us under their current employment agreements (as Mr. Clagg had received under his prior employment agreement with us effective through December 31, 2007).

Employment Agreement with Michael Y. Brent, Executive of REZconnect Subsidiary

Under his employment agreement with us, entered into effective as of January 1, 2008, Mr. Brent renders services to our REZconnect Technologies, Inc. operating subsidiary, earning a starting annual base salary (in fiscal 2008) of $325,000, which shall increase in increments of $25,000 for each successive year under the agreement. The terms of Mr. Brent’s employment agreement are substantially identical to those of Messrs. J. Scott Tomer, J. Kim Sorensen and J. Lloyd Tomer.

Stock Option and Equity Incentive Programs

Our primary stock-based employee compensation plan, the YTB International, Inc. 2004 Stock Option and Restricted Stock Plan (the “2004 Stock Option Plan”) was approved by our Board of Directors and stockholders in December 2004.

In addition, during the 4th quarter of 2005, we began a program to award bonuses to the independent marketing representatives of our YourTravelBiz.com, Inc. subsidiary (“Reps”) to recognize certain Reps (“Sales Director”-level Reps) for outstanding contributions to our growth and success. The awards offered were in the form of our common stock, based upon a predetermined calculation. That bonus program was terminated in the first quarter of 2007, with an accompanying pay-out of a one-time restricted stock award to Sales Director level Reps under the program effective as of January 2, 2007 (as described below under the heading “One-Time Restricted Stock Award for Sales Director Level Reps”). That initial award program was replaced by a new plan-- the YTB International, Inc. 2007 Sales Director Bonus Plan (the “2007 Sales Director Bonus Plan”)-- that was approved by our Board of Directors on February 19, 2007 and by our stockholders on June 11, 2007, and which serves as our second equity incentive plan.

2004 Stock Option and Restricted Stock Plan

The 2004 Stock Option Plan serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees. We regard the 2004 Stock Option Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our Class A Common Stock, we have always believed that granting stock options is the best method of motivating our executive officers to manage our Company in a manner that is consistent with the interests of our Company and our stockholders.

Effective October 2007, our Board of Directors and the Compensation Committee of our Board of Directors approved an annual employee stock option grant program (the “Employee Option Grant Program”) under our 2004 Stock Option Plan. The Employee Option Grant Program provides for annual grants of stock option awards (each award being exercisable for a period of five years for a total of 2,000 shares of our Class A Common Stock) to qualifying employees who have completed two or more years of continuous status as an employee of our Company or any of our subsidiaries as of each June 30th. The exercise period under an option granted pursuant to the Employee Option Grant Program is subject to early termination in certain instances upon termination of the employment of a grantee. The exercise price of the options awarded pursuant to the Employee Option Grant Program are priced at the fair market value of our Class A Common Stock as of the date of grant. Based on such exercise price and the other conditions of the award agreements to be entered into with qualifying employees under the Employee Option Grant Program, the options are intended to qualify as Incentive Stock Options (“ISOs”) under the United States Internal Revenue Code of 1986, as amended.

2007 Sales Director Bonus Plan

The 2007 Sales Director Bonus Plan provides achievement-based awards to designated Sales Director-level Reps who excel in their performance on behalf of our Company and our wholly-owned YourTravleBiz.com, Inc. operating subsidiary. Members of our senior management who qualify as Sales Director-level Reps are eligible to receive grants under the 2007 Sales Director Bonus Plan. Each award under the 2007 Sales Director Bonus Plan consists of discounted stock options exercisable to purchase shares of our Class A Common Stock with an exercise price equal to fifty percent (50%) of the fair market value of the Class A Common Stock on the close of business on the business day immediately preceding the date of grant. Under the 2007 Sales Director Bonus Plan, our Sales Directors’ performance is measured on a semiannual basis, on June 30th and December 31st of each year, or, if such date is not a business day, on the next preceding business day. There are five levels of achievement for Sales Directors and awards will vary based upon such levels of achievement. Each Sales Director may only receive an award for a given achievement level one time under the 2007 Sales Director Bonus Plan. We believe that the 2007 Sales Director Bonus Plan serves as a key form of incentive based compensation, as it rewards Sales Directors for their hard work and success.

Stock Options

We grant stock awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. In the past two fiscal years combined, we have granted options to purchase 0.93% of the outstanding shares of our Class A Common Stock and Class B Common Stock on a fully-diluted basis. Of this amount, 7.8% has been granted to the named executive officers, and the balance has been granted to other officers, non-employee directors and key employees. During fiscal year 2007, none of the five named executive officers nor the non-employee directors received options to purchase shares of our Class A Common Stock and Class B Common Stock.

One-Time Restricted Stock Award for Sales Director Level Reps

In connection with the termination of the then-existing bonus program for Sales Director-level Reps, in January 2007, thirty (30) Sales Director-level Reps were granted a one-time restricted stock award of shares of our common stock. This one-time award was approved by our Board of Directors. Included among the qualifying grantees were three of our current directors/executive officers and one former director/executive officer (J. Lloyd Tomer, J. Scott Tomer, J. Kim Sorensen and Michael Y. Brent, respectively), who each received 699,998 restricted shares of our common stock pursuant to the award. These directors/executive officers and former director/executive officer received the award solely as a result of their qualification under the criteria established for Sales Director level Reps, and not as a result of their roles as our directors and/or executive officers (or, in the case of Mr. Brent, his role as our former director/executive officer). The award was made to each grantee pursuant to the terms of a restricted stock award agreement (an “Award Agreement”) under which, in each case, the restricted shares vest in five installments. In the case of each of Messrs. J. Lloyd Tomer, J. Scott Tomer, Sorensen and Brent, 225,806 shares (677,418 following our reclassification and three-for-one stock split that occurred effective July 31, 2007 (the “Reclassification”)) vested immediately under the award and the remaining 474,192 shares (1,422,576 following the Reclassification) were to vest in four equal installments of 118,548 shares (355,644 following the Reclassification) each on the first four anniversaries of the grant date, provided that the performance conditions contained in the Award Agreement are satisfied. Effective January 2, 2008, the first of the four remaining installments of 355,644 shares of our common stock vested for each of Messrs. J. Lloyd Tomer, J. Scott Tomer, Sorensen and Brent.

Timing of Grants

While we have no formal policy as to the timing of our stock awards, the Compensation Committee of our Board of Directors has targeted an annual window during which stock options or similar awards will be made to our non-employee directors pursuant to our non-employee director compensation policy (as described below under the heading “Overview of Compensation of Directors and Related Matters”). Such window will occur from May 17th to May 30th of each year, following the filing of our Quarterly Report on Form 10-Q for our first fiscal quarter.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The perquisites that we provided in fiscal 2007 are as follows. Under our 401(k) plan, we made optional contributions of an aggregate of $336,080 on behalf of all employees who participate in the plan. All of our named executive officers participated in our 401(k) plan and received an aggregate of $80,030 in contributions from the Company. Our health and insurance plans are the same for all employees. In general, we pay for the employee portion of the health premium due and our employees pay for 100% of elective/dependent coverage. However, it is our policy to pay the full premium for our executives. In addition, certain of our executive officers receive a car allowance, life insurance and long-term disability insurance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Scott Tomer, Chief Executive Officer	—	—	—	—	—	1,422,576(2)	1,469,995	—	—

J. Kim Sorensen, President	—	—	—	—	—	1,422,576(2)	1,469,995	—	—

J. Lloyd Tomer, Chairman of the Board	—	—	—	—	—	1,422,576(2)	1,469,995	—	—

Andrew Cauthen, Chief Operating Officer & Secretary	—	—	—	—	—	—	—	—	—

John D. Clagg, Chief Financial Officer & Treasurer	—	60,000(1)	—	0.40	04/24/2012	—	—	—	—

(1)
Award was granted on April 24, 2006 and consisted of 75,000 options (after giving effect to the Reclassification). 15,000 of such options had vested on April 24, 2007 and had been exercised in July 2007. The remaining 60,000 options are to vest in four stages of 15,000 options each on each of the next four anniversaries of the grant date, commencing on April 24, 2008.

(2)
Award was granted effective as of January 2, 2007 and consisted of 2,099,994 shares of restricted stock (after giving effect to the Reclassification), of which 677,418 shares vested immediately and the remaining 1,422,576 shares will vest in four equal installments, upon the first four anniversaries of the grant date, subject to the conditions set forth in a restricted stock award agreement between us and the executive.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
J. Lloyd Tomer	—	—	—	—	—	$3,554,395	(1)	$3,554,395
J. Scott Tomer	—	—	—	—	—	$2,228,757	(2)	$2,228,757
J. Kim Sorensen	—	—	—	—	—	$2,227,578	(3)	$2,227,578
Clay Winfield	$22,000	—	—	—	—	—		$22,000
Harold L. Kestenbaum, Esq.	$22,000	—	—	—	—	—		$22,000
Andrew Wilder	$26,800	—	—	—	—	—		$26,800
Timothy Kaiser, M.D.	$22,000	—	—	—	—	—		$22,000
John Simmons, Esq.	$22,000	—	—	—	—	—		$22,000
Lou Brock	$22,000	—	—	—	—	$86,245	(4)	$108,245

(1)	Detail included in Summary Compensation Table.

(2)	Detail included in Summary Compensation Table.

(3)	Detail included in Summary Compensation Table.

(4)	Consists of commissions.

Overview of Compensation of Directors and Related Matters

The compensation of our non-employee directors for our 2007 fiscal year referenced in the above Director Compensation table reflects our prior arrangements with respect to the compensation of our non-employee directors, as in effect through such period of time. However, effective as of April 25, 2008, pursuant to its authority under its charter, the Compensation Committee of our Board of Directors approved a new policy that governs the compensation of the non-employee members of our Board of Directors. To assist it in the process of determining appropriate levels of compensation for our non-employee directors, the Compensation Committee retained Pearl Meyer & Partners, LLC, an outside consulting firm specializing in the field of executive and outside director compensation (“PMP”). PMP analyzed compensation levels for non-employee directors at companies considered to be within the peer group of YTB, based on overall size, revenue, net income and other relevant qualitative and quantitative criteria, compared this data to YTB’s arrangements, and submitted its recommendations to the Compensation Committee.

Under our new policy, each non-employee director will receive (i) a one-time restricted stock award valued at $40,000 upon election to our Board of Directors and (ii) annual compensation, consisting of $30,000 cash and a restricted stock award valued at $30,000. In the case of our current non-employee directors, in addition to the “at election” restricted stock award, which they will receive (since YTB did not provide compensation for their agreement to serve), they will also receive a one-time catch-up restricted stock award valued at between $81,000 and $163,000, depending upon length of service. This catch-up grant will compensate our existing non-employee directors for their service on our Board of Directors for the entire period of time during which YTB lacked a market-level outside director compensation policy.

The restricted stock award component of our ongoing non-employee director compensation is to be granted on an annual basis during the May 17th - May 30th window following the filing of our quarterly report on Form 10-Q for our first fiscal quarter and is to consist of shares of our Class A Common Stock having a grant-date fair market value of $30,000 (based on the market price of our Class A Common Stock as of such date), vesting entirely on the first anniversary of the grant date. The one-time $40,000 restricted stock award for non-employee directors upon election to our Board of Directors and the one-time catch-up grant to our existing non-employee directors will likewise consist of shares of Class A Common Stock valued at fair market value as of the grant date. While the at election grant will vest over a period of four years, the one-time catch-up grant to our existing non-employed directors will vest over a shorter specified period of time that will not exceed two years.

In addition to the basic compensation for our non-employee directors, each such director will also receive a $1,000 cash meeting attendance fee for each meeting of the Board of Directors or a committee thereof that he or she attends (whether attending in person or telephonically). Furthermore, each Chairman of a committee of our Board of Directors will receive an annual cash payment for serving in such capacity, with the Chairmen of the Audit Committee, Compensation Committee and Investment Committee to receive $12,000, $9,000 and $5,000 annually, respectively. The non-employee members of our Board of Directors are also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on our behalf, including travel expenses incurred in attending meetings of our Board of Directors or committees thereof. Fees and expenses are reimbursed upon submission of appropriate documentation to us in accordance with our then-current policy.

Certain Relationships and Related Transactions

While we may enter into transactions with affiliates in the future, we have, and we intend to continue, to enter into such transactions only at prices and on terms no less favorable to us than terms that can be obtained from unaffiliated third parties. In that context, we will require any director or officer who has a pecuniary interest in a matter being considered to recuse himself or herself from any negotiations or Board of Directors deliberations. In addition, any transaction with an affiliate is subject to approval by the independent members of our Board of Directors.

Printing Services. Three of our executive officers (who also serve as members of our Board of Directors)-- J. Lloyd Tomer, J. Scott Tomer and J. Kim Sorensen-- own a company that YourTravelBiz.com, Inc. utilizes for printing of its sales materials. During 2007, we expended $3,450,713 in payments to such company for printing sales materials. In addition, at December 31, 2007, we have a pre-paid asset of $157,289 on the balance sheet for payments related to work not yet completed by such company.

Headquarters Property-Related Loan. In July 2006, we borrowed $2.5 million from Meridian Bank, the proceeds from which were used for the acquisition of the land and building which houses our current corporate headquarters in Wood River, Illinois.  The chairman and principal shareholder of, and another director and principal shareholder of, Meridian Bank, Timothy Kaiser, M.D. and Clay Winfield, respectively, are also members of our Board of Directors.  This transaction was approved by the independent members of our Board of Directors.  We believe that the terms of this transaction were commercially available terms and were no less favorable to us than terms that could have been obtained from an unaffiliated party.  The term of the loan is two years and the loan accrues interest at a rate of 7.75%.  Under the note evidencing our payment obligations under the loan, we are required to make payments of interest-only for twenty-three (23) months, to be followed by a balloon payment of $2,515,925 due on July 26, 2008.  Our obligations under the note were secured by a $500,000 certificate of deposit representing restricted cash collateral. On January 8,, 2008, the certificate of deposit was released to us, but we surrendered it to Meridian Bank in partial repayment of the principal amount outstanding under the note. The remaining principal balance as of the current time is $1,995,990.

Development Contract for Headquarters Property. Also in connection with our corporate headquarters in Wood River, Illinois, Winfield Development (which is controlled by our director, Clay Winfield) was awarded a contract with us for development of the real property on which such headquarters are located. The aggregate payments actually made by us pursuant to the terms of the development contract have totaled approximately $2,200,000, with approximately $1,038,175 paid during our 2007 fiscal year. The terms of this contract were approved by the independent members of our Board of Directors. We believe that such terms were commercially available terms that were no less favorable to us than terms that could have been obtained from an unaffiliated party.

Administrative Office Leases. We leased office space (which housed our old executive offices and currently serve as administrative space for us) in two buildings on Country Club View in Edwardsville, Illinois (“Building One” and “Building Two”, respectively), under separate commercial lease agreements. The buildings were owned by a real estate company, Meridian Land Company, Inc. (“Meridian Land”), for which Timothy Kaiser, M.D. and Clay Winfield - each of whom is a member of our Board of Directors-- serve as principals. The combined rental cost of both spaces was $15,000 per month. Combined rent expense for these two leases was $137,300 for the twelve months ended December 31, 2007. Each lease contained an addendum which granted to us the option to purchase the property on which the respective leased premises were located (the “Building One Property” and “Building Two Property”, respectively) for cash consideration. In the case of the Building One Property, the cash purchase price was set at $1,850,000, while for the Building Two Property, the cash purchase price was set at $2,350,000.

On July 27, 2007, we exercised our $1,850,000 cash purchase option with respect to the Building One Property. We subsequently entered into a contract with Meridian Land to purchase the Building One Property and closed on such purchase. Furthermore, effective as of January 2008, we exercised our cash purchase option with respect to the Building Two Property and have subsequently entered into a contract with Meridian Land for such purchase. We have paid $500,000 out of the $2,350,000 cash purchase price for the Building Two Property as a deposit as of the execution of the purchase contract, and the remaining $1,850,000 is due at the closing of the acquisition of such property, which is scheduled to occur in, or prior to May 2008. Our entry into the lease transactions, our subsequent exercise of the purchase options and our acquisition of the Building One Property and prospective acquisition of the Building Two Property were each approved by the independent members of our Board of Directors. We believe that the terms of such transactions are (or were, as the case may be) commercially available terms that are or were no less favorable to us than terms that could have been obtained from an unaffiliated party.

Additional Office Space Lease. On August 17, 2007, we entered into a Commercial Lease Agreement (the “Magnolia Lease”), by and between Meridian Land (for which Timothy Kaiser, M.D. and Clay Winfield-- each of whom is a member of our Board of Directors-- serve as principals), as lessor, and the Company, as lessee, covering the approximately 5,500 square feet premises located at #112 Magnolia Drive (Lot #9 Magnolia Commons), Glen Carbon, Illinois 62034 (the “Magnolia Leased Premises”). The Magnolia Leased Premises will serve as additional office space for us.

The Magnolia Lease will extend for an initial term of eighteen (18) months, which was originally scheduled to commence on November 1, 2007 and expire on April 30, 2009. Due to delays in construction being performed with respect to the Magnolia Leased Premises, the term of the Magnolia Lease was postponed such that it commenced on February 15, 2008 and was extended until August 15, 2009. Rent under the Magnolia Lease has been set at $8,400 per month. In addition to monthly rental payments, we will be responsible for utilities and maintenance and must pay all real estate taxes assessed on the property on which the Magnolia Leased Premises are located during the term of the Magnolia Lease, as well as all costs of maintaining any common areas used by us in conjunction with the Magnolia Leased Premises. Our entry into the Magnolia Lease was approved by the independent members of our Board of Directors. We believe that the terms of the Magnolia Lease are commercially available terms that are no less favorable to us than terms that can be obtained from an unaffiliated party.

Vehicle Purchase. On May 4, 2007, we purchased three vehicles for a total of $128,000 from a company controlled by the Chairman of our Board of Directors, J. Lloyd Tomer. The purchase price paid was set by independent dealers and approximated fair market value for the vehicles. Our entry into this transaction was approved by the independent members of our Board of Directors.

Acquisition of Entity Holding Executive Jet. On January 24, 2008, we entered into an agreement with Meridian Land (for which two of our directors, Timothy Kaiser, M.D. and Clay Winfield, serve as principals) and WDS Holdings, Ltd., an unaffiliated third party, to purchase all of the outstanding membership interests of Meridian/Silver, LLC, a Florida limited liability company (“Meridian/Silver”), for a purchase price of $1.3 million, pursuant to a membership interests purchase agreement. The only significant asset held by Meridian/Silver is a Learjet 35A, N360LJ business jet (the “Executive Jet”), which is held free and clear of any and all liens and encumbrances. We completed our payment obligations under this agreement as of February 29, 2008. The independent members of our Board of Directors approved this transaction, having had determined that its terms were commercially available terms that were no less favorable to us than terms that could have been obtained solely from an unaffiliated party.

PROPOSAL 2

RATIFICATION OF THE COMPANY’S SELECTION OF ITS AUDITORS

Our Board of Directors recommends to our stockholders that they ratify the selection of UHY LLP, independent auditors, to audit the accounts of the Company for the fiscal year ending December 31, 2008. UHY LLP served as our auditors during the fiscal years ended December 31, 2007 and December 31, 2006. If the stockholders do not ratify this selection, we will reconsider our selection of UHY LLP and our Audit Committee may appoint new auditors instead.

A representative of UHY LLP will have the opportunity to make a statement at the Annual Meeting if he or she desires to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees, including reimbursements for expenses, for professional audit services rendered by UHY LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, respectively, and fees billed through April 29, 2008 for other services rendered by such auditors during those periods.

	Fiscal Year Ended 12/31/06	Fiscal Year Ended 12/31/07
Audit Fees (1)	$301,259	$691,798
Audit Related Fees (2)	$ -	$ -
Tax Fees (3)	$ -	$101,472
All Other Fees (4) (5)	$ -	$ -
Total	$301,259	$793,270

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by UHY LLP in connection with statutory and regulatory filings or engagements. The totals for the fiscal years ended December 31, 2006 and December 31, 2007 pertain to fees billed to us by UHY LLP through April 29, 2008.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” There were no such fees incurred by us during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax returns, review of restrictions on net operating loss carry-forwards and other general tax services. There were no such fees incurred by us during the fiscal year ended December 31, 2006.

(4)
All Other Fees consist of fees for products and services other than the services reported above. There were no such fees incurred by us during the fiscal year ended December 31, 2006 or during the fiscal year ended December 31, 2007.

(5)
The firm of UHY LLP (“UHY”) acts as our principal independent registered public accounting firm.  Through and as of April 29, 2008, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has only a few full time employees.  Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY.  UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, our Audit Committee has adopted an unwritten approval policy that it believes will result in an effective and efficient procedure for the pre-approval of services performed by the independent auditor.

Audit Services

Audit Services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent auditor in order to render an opinion on our financial statements. Our Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by our Audit Committee. Our Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which historically have been provided to us by the independent auditor and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by our Audit Committee.

Tax Services

Our Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of the auditor and that are consistent with SEC rules and guidance. All other tax services must be specifically approved by our Audit Committee.

All Other Services

Other services are services provided by the independent auditor that do not fall within the established audit, audit-related and tax services categories. Our Audit Committee may pre-approve specific other services that do not fall within any of the specified prohibited categories of services.

Procedures

All requests for services to be provided by the independent auditor, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by our Audit Committee. If there is any question as to whether a proposed service fits within a pre-approved service, the Audit Committee chair is consulted for a determination. Our Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by our Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to our Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

Requisite Vote

Ratification of our independent accountants requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares entitled to vote thereon. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the ratification of our independent accountants.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF UHY LLP TO AUDIT THE ACCOUNTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SOLICITATION OF PROXIES

This proxy solicitation is being made by our Board of Directors for use at the Annual Meeting. The cost of this proxy solicitation will be borne by us. In addition to solicitation by mail, solicitations also may be made by advertisement, telephone, telegram, facsimile transmission or other electronic media, or personal contacts. Proxies may be solicited by us and our directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries). Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our Common Stock, and such persons will be reimbursed for their expenses.

OTHER MATTERS

Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to sign, date and mail the enclosed proxy (or proxies, if you hold shares of both Class A Common Stock and Class B Common Stock) in the prepaid envelope provided for such purpose. For planning purposes, it is hoped that registered stockholders will give us advance notice of their plans to attend the meeting by marking the box provided on the proxy card(s).

A list of our stockholders of record at the close of business on May 1, 2008, will be available at the Annual Meeting and during the ten days prior thereto, at our offices, 1901 East Edwardsville Road, Wood River, IL 62095.

If you will need special assistance at the Annual Meeting because of a disability or if you require directions to the Annual Meeting, please contact Andrew Cauthen, our Secretary, at (618) 655-9477.

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting:

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2008 Annual Meeting of Stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 1901 East Edwardsville Road, Wood River, IL 62095, no later than January 6, 2009. All stockholder proposals to be considered at the 2009 Annual Meeting must be received by our corporate secretary at our corporate headquarters by March 16, 2009.

Wood River, IL
May 6, 2008
By Order of the Board of Directors,

Andrew Cauthen
Secretary

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO
SIGN, DATE, AND MAIL YOUR PROXY PROMPTLY.

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS A COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2008
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 16, 2008 and the Proxy Statement in connection therewith, each dated May 6, 2008; (b) appoints J. Scott Tomer and John D. Clagg, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class A Common Stock of the Company, held of record by the undersigned on May 1, 2008, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1 AND 2.

1.	Election of Directors

DIRECTOR- NOMINEES:

Clay Winfield	☐ FOR	☐ WITHHOLD AUTHORITY
Andrew Wilder	☐ FOR	☐ WITHHOLD AUTHORITY
Harold L. Kestenbaum, Esq.	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of UHY LLP as the Company’s independent auditors

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________

P	YTB INTERNATIONAL, INC.

R	PROXY CARD FOR CLASS B COMMON STOCK

O	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2008
X

Y

The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of YTB International, Inc. (the “Company”) to be held on June 16, 2008 and the Proxy Statement in connection therewith, each dated May 6, 2008; (b) appoints J. Scott Tomer and John D. Clagg, and each of them with full power of substitution, as Proxies; (c) authorizes the Proxies to represent and vote, as designated hereon, all of the shares of Class B Common Stock of the Company, held of record by the undersigned on May 1, 2008, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF PROPOSALS 1 AND 2.

1.	Election of Directors

DIRECTOR- NOMINEES:

Clay Winfield	☐ FOR	☐ WITHHOLD AUTHORITY
Andrew Wilder	☐ FOR	☐ WITHHOLD AUTHORITY
Harold L. Kestenbaum, Esq.	☐ FOR	☐ WITHHOLD AUTHORITY

2.	Ratification of UHY LLP as the Company’s independent auditors

☐ FOR  ☐ AGAINST  ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

☐ Check here if you plan to attend the meeting

SIGNATURE(S)_________________________________

SIGNATURE(S)_________________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

DATE_________________________________________